Exhibit 99.1

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

dated as of November 21, 2003

among

ANACOMP, INC.

THE LENDERS LISTED ON ANNEX A HERETO

and

FLEET NATIONAL BANK, as Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.
	1.1.	Definitions.
	1.2.	Rules of Interpretation.

2.	THE REVOLVING CREDIT FACILITY.
	2.1.	Commitment to Lend.
	2.2.	Commitment Fee.
	2.3.	Reduction of Total Commitment.
	2.4.	The Revolving Credit Notes.
	2.5.	Interest on Revolving Credit Loans.
	2.6.	Requests for Revolving Credit Loans.
	2.7.	Conversion Options.
		2.7.1.	Conversion to Different Type of Revolving Credit Loan.
		2.7.2.	Continuation of Type of Revolving Credit Loan.
		2.7.3.	LIBOR Rate Loans.
	2.8.	Funds for Revolving Credit Loan.
		2.8.1.	Funding Procedures.
		2.8.2.	Advances by Agent.
	2.9.	Change in Borrowing Base.

3.	REPAYMENT OF THE REVOLVING CREDIT LOANS.
	3.1.	Maturity.
	3.2.	Mandatory Prepayment of Revolving Credit Loans.
		3.2.1.	General.
		3.2.2.	Proceeds of Certain Events.
		3.2.3.	Application of Payments.
	3.3.	Optional Repayments of Revolving Credit Loans.

4.	LETTERS OF CREDIT.
	4.1.	Letter of Credit Commitments.
		4.1.1.	Commitment to Issue Letters of Credit.
		4.1.2.	Letter of Credit Applications.
		4.1.3.	Terms of Letters of Credit.
		4.1.4.	Reimbursement Obligations of Banks.
		4.1.5.	Participations of Banks.
	4.2.	Reimbursement Obligation of the Borrower.
	4.3.	Letter of Credit Payments.
	4.4.	Obligations Absolute.
	4.5.	Reliance by Issuer.
	4.6.	Letter of Credit Fee.

5.	CERTAIN GENERAL PROVISIONS.
	5.1.	Closing Fees and Arrangement Fee.
	5.2.	Agent’s Fee.

	5.3.	Funds for Payments.
		5.3.1.	Payments to Agent.
		5.3.2.	No Offset, etc.
		5.3.3.	Non-U.S. Banks.
	5.4.	Computations.
	5.5.	Inability to Determine LIBOR Rate.
	5.6.	Illegality.
	5.7.	Additional Costs, etc.
	5.8.	Capital Adequacy.
	5.9.	Certificate.
	5.10.	Indemnity.
	5.11.	Interest After Default.
		5.11.1.	Overdue Amounts.
		5.11.2.	Amounts Not Overdue.
	5.12.	Replacement of Banks.

6.	COLLATERAL SECURITY AND GUARANTIES.
	6.1.	Security of Borrower.
	6.2.	Guaranties and Security of Subsidiaries.

7.	REPRESENTATIONS AND WARRANTIES.
	7.1.	Corporate Authority.
		7.1.1.	Incorporation; Good Standing.
		7.1.2.	Authorization.
		7.1.3.	Enforceability.
	7.2.	Governmental Approvals.
	7.3.	Title to Properties; Leases.
	7.4.	Financial Statements, Projections and Solvency.
		7.4.1.	Fiscal Year.
		7.4.2.	Financial Statements.
		7.4.3.	Projections.
		7.4.4.	Solvency.
	7.5.	No Material Adverse Changes, etc.
	7.6.	Franchises, Patents, Copyrights, etc.
	7.7.	Litigation.
	7.8.	No Materially Adverse Contracts, etc.
	7.9.	Compliance with Other Instruments, Laws, etc.
	7.10.	Tax Status.
	7.11.	No Event of Default.
	7.12.	Holding Company and Investment Company Acts.
	7.13.	Absence of Financing Statements, etc.
	7.14.	Perfection of Security Interest.
	7.15.	Certain Transactions.
	7.16.	Employee Benefit Plans.
		7.16.1.	In General.
		7.16.2.	Terminability of Welfare Plans.
		7.16.3.	Guaranteed Pension Plans.

		7.16.4.	Multiemployer Plans.
	7.17.	Use of Proceeds.
		7.17.1.	General.
		7.17.2.	Regulations U and X.
		7.17.3.	Ineligible Securities.
	7.18.	Environmental Compliance.
	7.19.	Subsidiaries, etc.
	7.20.	Bank Accounts.
	7.21.	Disclosure.
	7.22.	Foreign Assets Control Regulations, Etc.
	7.23.	No Withholding.
	7.24.	No Filings Required.
	7.25.	Chief Executive Office.
	7.26.	Insurance.

8.	AFFIRMATIVE COVENANTS.
	8.1.	Punctual Payment.
	8.2.	Maintenance of Office.
	8.3.	Records and Accounts.
	8.4.	Financial Statements, Certificates and Information.
	8.5.	Notices.
		8.5.1.	Defaults.
		8.5.2.	Environmental Events.
		8.5.3.	Notification of Claim against Collateral.
		8.5.4.	Notice of Litigation and Judgments.
		8.5.5 .	Notices Concerning Tax Treatment.
	8.6.	Legal Existence; Maintenance of Properties.
	8.7.	Insurance.
	8.8.	Taxes.
	8.9.	Inspection of Properties and Books, etc.
		8.9.1.	General.
		8.9.2.	Collateral Reports.
		8.9.3.	Appraisals.
		8.9.4.	Communications with Accountants.
	8.10.	Compliance with Laws, Contracts, Licenses, and Permits.
	8.11.	Employee Benefit Plans.
	8.12.	Use of Proceeds.
	8.13.	Fair Labor Standards Act.
	8.14.	Guarantors.
	8.15.	Additional Subsidiaries.
	8.16.	Bank Accounts.
	8.17.	Foreign Stock Pledge Agreements.
	8.18.	Landlord Consents.
	8.19.	Control Agreements.
	8.20.	Further Assurances.

9.	CERTAIN NEGATIVE COVENANTS.

	9.1.	Restrictions on Indebtedness.
	9.2.	Restrictions on Liens.
	9.3.	Restrictions on Investments.
	9.4.	Restricted Payments.
	9.5.	Merger, Consolidation and Disposition of Assets.
		9.5.1.	Mergers and Acquisitions.
		9.5.2.	Disposition of Assets.
	9.6.	Sale and Leaseback.
	9.7.	Compliance with Environmental Laws.
	9.8.	Employee Benefit Plans.
	9.9.	Business Activities.
	9.10.	Fiscal Year.
	9.11.	Transactions with Affiliates.
	9.12.	Modifications of Documents and Charter.
	9.13.	Upstream Limitations.
	9.14.	Bank Accounts.
	9.15.	Inconsistent Agreement.
	9.16.	Limitations on Foreign Exchange Arrangements.

10.	FINANCIAL COVENANTS.
	10.1.	Minimum Operating Cash Flow.
	10.2.	Capital Expenditures.
	10.3.	Minimum EBT.
	10.4.	Leverage Ratio.
	10.5.	Minimum Liquidity.

11.	CLOSING CONDITIONS.
	11.1.	Loan Documents.
	11.2.	Certified Copies of Governing Documents.
	11.3.	Corporate or Other Action.
	11.4.	Incumbency Certificate.
	11.5.	Validity of Liens.
	11.6.	Perfection Certificates and UCC Search Results.
	11.7.	Certificates of Insurance.
	11.8.	Borrowing Base Report.
	11.9.	Accounts Receivable Aging Report.
	11.10.	Opinion of Counsel.
	11.11.	Payment of Fees.
	11.12.	Disbursement Instructions.
	11.13.	Closing Date Leverage Ratio.

12.	CONDITIONS TO ALL BORROWINGS.
	12.1.	Representations True; No Event of Default.
	12.2.	No Legal Impediment.
	12.3.	Governmental Regulation.
	12.4.	Proceedings and Documents.
	12.5.	Borrowing Base Report.
	12.6.	Minimum Liquidity.

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.
	13.1.	Events of Default and Acceleration.
	13.2.	Termination of Commitments.
	13.3.	Remedies.
	13.4.	Distribution of Collateral Proceeds.

14.	THE AGENT.
	14.1.	Authorization.
	14.2.	Employees and Agents.
	14.3.	No Liability.
	14.4.	No Representations.
		14.4.1.	General.
		14.4.2.	Closing Documentation, etc.
	14.5.	Payments.
		14.5.1.	Payments to Agent.
		14.5.2.	Distribution by Agent.
		14.5.3.	Delinquent Banks.
	14.6.	Holders of Revolving Credit Notes.
	14.7.	Indemnity.
	14.8.	Agent as Bank.
	14.9.	Resignation.
	14.10.	Agent May File Proofs of Claim.
	14.11.	Notification of Defaults and Events of Default.
	14.12.	Duties in the Case of Enforcement.

15.	SUCCESSORS AND ASSIGNS.
	15.1.	General Conditions.
	15.2 .	Assignments.
	15.3.	Register.
	15.4.	Participations.
	15.5.	Payments to Participants.
	15.6.	Miscellaneous Assignment Provisions.
	15.7.	Assignee or Participant Affiliated with the Borrower.
	15.8.	New Revolving Credit Notes.
	15.9.	Special Purpose Funding Vehicle.

16.	PROVISIONS OF GENERAL APPLICATIONS.
	16.1.	Setoff.
	16.2.	Expenses.
	16.3.	Indemnification.
	16.4.	Treatment of Certain Confidential Information.
		16.4.1.	Confidentiality.
		16.4.2.	Prior Notification.
		16.4.3.	Other.
	16.5.	Survival of Covenants, Etc.
	16.6.	Notices.
	16.7.	Governing Law.
	16.8.	Headings.

v

	16.9.	Counterparts.
	16.10.	Entire Agreement, Etc.
	16.11.	Waiver of Jury Trial.
	16.12.	Consents, Amendments, Waivers, Etc.
	16.13.	Severability.

17.	TRANSITIONAL ARRANGEMENTS.
	17.1.	Original Credit Agreement Superseded.
	17.2.	Return and Cancellation of Notes.
	17.3.	Interest and Fees Under Superseded Agreement.

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Revolving Credit Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Acceptance

Annexs/Schedules

Annex A	Lenders and Commitments
Schedule 7.3	Title to Properties; Leases
Schedule 7.7	Litigation
Schedule 7.18	Environmental Compliance
Schedule 7.19	Subsidiaries Etc.
Schedule 7.20	Bank Accounts
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of November 21, 2003, by and among ANACOMP, INC. (the “Borrower”), an Indiana corporation having its principal place of business at 15378 Avenue of Science, San Diego, California  92129-3407, FLEET NATIONAL BANK, a national banking association and the other lending institutions listed on Annex A and FLEET NATIONAL BANK as agent for itself and such other lending institutions.

WHEREAS, pursuant to an Amended and Restated Revolving Credit Agreement and Restructure of Obligations dated December 31, 2001 (as amended from time to time, the “Original Credit Agreement”) by and among the Borrower, certain of the Banks (as hereinafter defined) and the Agent (as hereinafter defined), the lenders party thereto made loans and other extensions of credit available to the Borrower for, among other things, general corporate and working capital purposes; and

WHEREAS, the Borrower has requested, among other things, to amend and restate the Original Credit Agreement, to refinance certain Indebtedness (as hereinafter defined) and has requested the Banks to provide funds for working capital and general corporate purposes, and the Banks are willing to amend and restate the Original Credit Agreement and to provide such additional financing on the terms and conditions set forth herein;

NOW, THEREFORE, the Borrower, the Banks and the Agent agree that on and as of the Closing Date (as hereinafter defined) the Original Credit Agreement is hereby amended and restated in its entirety, and shall remain in full force and effect only as expressly set forth herein.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1.  Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Account Debtor.  Any Person who is or may become obligated under or on account of an Account.

Accounts.  All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with Account Debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with Generally Accepted Accounting Principles.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Agent.

Affiliate.  Any Person that would be considered to be an affiliate of  the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Agent.  Fleet National Bank, acting as agent for the Banks and each other Person appointed as the successor Agent in accordance with §14.9.

Agent’s Office.  The Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

Agent’s Special Counsel.  Bingham McCutchen LLP or such other counsel as may be approved by the Agent.

Anacomp UK.  Anacomp Limited, an entity organized under the laws of the United Kingdom.

Applicable Pension Legislation.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Approved Fund.  Any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Asset Sale.  Any one or series of related transactions in which any applicable Person conveys, sells, leases, licenses, transfers or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of capital stock of any Subsidiary other than to the Borrower or any Subsidiary of the Borrower), whether owned on the Closing Date or thereafter acquired, but excluding the sale of inventory, the sale of lease agreements, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business.

Assignment and Acceptance.  An assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

Balance Sheet Date.  September 30, 2003.

Bank Affiliate.  With respect to any Bank, (a) an Affiliate of such Bank or (b) any Approved Fund.

Banks.  Fleet and the other lending institutions listed on Annex A hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to §15.

Base Rate.  The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.  For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent in good faith.  Changes in the Base Rate resulting from any changes in Fleet’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report which is equal to 80% of Eligible Accounts Receivable for which invoices have been issued and are payable.

Borrowing Base Availability.  As of any date of determination, the amount by which the lesser of (a) the Borrowing Base or (b) the Total Commitment exceeds the Total Borrowing Base Outstandings.

Borrowing Base Report.  A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Business Day.  Any day on which banking institutions in Boston, Massachusetts and the State of California, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with Generally Accepted Accounting Principles.

Capital Expenditures.  Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles or (b) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with Generally Accepted Accounting Principles.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents.  As to any Person, (a) those Investments permitted by §§9.3(a) – (c) hereof; and (b) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in §9.3(a) and §9.3(b) hereof.

Casualty Event.  With respect to any property (including any interest in property) of the Borrower or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

CERCLA.  See §7.18(a).

Change of Control.  An event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of fifty percent (50%) or more of the outstanding shares of Capital Stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

Closing Date.  The first date on which the conditions set forth in §11 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

Closing Fee.  See §5.1.

Code.  The Internal Revenue Code of 1986.

Collateral.  All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Commitment.  With respect to each Bank, the amount set forth on Annex A hereto as the amount of such Bank’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee.  See §2.2.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Annex A hereto (as such Annex A may be amended from time to time pursuant to the express provisions of this Credit Agreement) as such Bank’s percentage of the aggregate Commitments of all of the Banks.

Compliance Certificate.  See §8.4(d).

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with Generally Accepted Accounting Principles.

Consolidated EBITDA.  With respect to the Borrower and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period which are reasonably acceptable to the Agent, (c) income tax expense for such period, and (d) Consolidated Total Interest Expense paid or accrued during such period, and minus, to the extent added in computing Consolidated Net Income and without duplication, all noncash gains (including income tax benefits) for such period, all as determined in accordance with Generally Accepted Accounting Principles.

Consolidated EBT.  Consolidated Net Income (or Deficit) of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before payment or provision for any income taxes for such period, determined in accordance with Generally Accepted Accounting Principles.

Consolidated Net Income (or Deficit).  With respect to the Borrower and its Subsidiaries for any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with Generally Accepted Accounting Principles, after eliminating therefrom all extraordinary nonrecurring items of income.

Consolidated Operating Cash Flow.  For any period, an amount equal to (a) the sum of (i) Consolidated EBITDA for such period, less (b) the sum of (i) cash payments for all taxes paid during such period, plus (ii) Capital Expenditures made during such period to the extent permitted by §10.2.

Consolidated Total Funded Debt.  With respect to the Borrower and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit outstanding and bankers acceptances plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

Conversion Request.  A notice given by the Borrower to the Agent of the Borrower’s election to convert or continue a Revolving Credit Loan in accordance with §2.7.

Copyright Mortgages.  The Copyright Collateral Security and Pledge Agreement, dated as of December 31, 2001, made by the Borrower in favor of the Agent.

Credit Agreement.  This Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  See §13.1.

Delinquent Bank.  See §15.5.3.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Annex A hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Subsidiary.  Any Subsidiary which is not a Foreign Subsidiary.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

Eligible Accounts Receivable.  The aggregate of the unpaid portions of Accounts arising in the ordinary course of Borrower’s or the applicable Subsidiary’s business from the sale of goods or rendition of services which the Agent, in its sole credit judgment, deems to be an Eligible Account Receivable.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account Receivable if:

(a)           it arises out of a sale made by the Borrower or a Subsidiary to the Borrower or another Subsidiary or an Affiliate of the Borrower or a Subsidiary, or to a Person controlled by an Affiliate of the Borrower or any Subsidiary;

(b)           it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or

(c)           it is due and unpaid more than ninety (90) days after the original invoice date; or

(d)           Fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts Receivable under clause (b) or (c) above; or

(e)           the total unpaid Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Eligible Accounts Receivable, but only to the extent of such excess; or

(f)            any covenant, representation or warranty contained in this Credit Agreement with respect to such Account has been breached; or

(g)           the Account Debtor is also the Borrower’s or any Subsidiary’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the Borrower, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; or

(h)           the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(i)            it arises from a sale to an Account Debtor outside the United States, Canada or, in the case of an Account Debtor of Anacomp UK, the United Kingdom, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Agent in its sole discretion and, if the Account is secured by a letter of credit, the Agent has a prior security interest in such letter of credit perfected by control; or

(j)            it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

(k)           the Account Debtor is the United States of America, or any department, agency or instrumentality thereof, unless the Borrower or the applicable Subsidiary, as the case may be, assigns its right to payment of such Account to the Agent, in a manner satisfactory to the Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(l)            the Account is subject to a pledge, restriction, security interest or other lien or encumbrance other than those created in favor of the Agent under the Loan Documents; or

(m)          the goods giving rise to such Accounts have not been delivered to and accepted by the Account Debtor, or the services giving rise to such Accounts have not been performed by the Borrower or such Subsidiary and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; or

(n)           the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(o)           the Borrower or any Subsidiary has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment, and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(p)           the Borrower or any Subsidiary has made an agreement with the Account Debtor to extend the time of payment thereof; or

(q)           other than an Account of Anacomp UK, the Account is not subject to a first priority perfected Lien in favor of the Agent for the benefit of the Agent and the Banks; or

(r)            as to any Account of Anacomp UK, (i) prior to any Account being considered an Eligible Account Receivable hereunder, the Agent shall have received from the Borrower a cash account reconciliation for the twelve month period immediately preceding the Closing Date, and the Agent shall be satisfied with the results of such reconciliation; (ii) the Account Debtors with respect to such Accounts are a Person with a Dun & Bradstreet credit rating of not lower than a rating to be agreed to among the Agent and the Borrower; (iii) the Borrower shall provide the Agent with evidence satisfactory to the Agent that the general ledger codes for sales, cash receipts, journal entries and credit memos maintained by Anacomp UK are in substantial conformity to that utilized and maintained by the Borrower for its Accounts; (iv) the Borrower shall provide the Agent with written notice of the applicable currency (which must be in either Sterling, Euros or Dollars) in which each Account is payable (with any accounts receivable aging report evidencing such information), and, for purposes of determining the amount of any such Account which is payable in Sterling, such Account shall be converted into Dollars as of the date of determination at the spot rate of exchange acceptable to the Agent; and (v) the aggregate amount of all Accounts of Anacomp UK which are otherwise deemed Eligible Accounts Receivable hereunder is not greater than the lesser of (1) twenty percent (20%) of all Eligible Accounts Receivables; and (2) $2,500,000.

Eligible Assignee.  Any of (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  See §7.18(a).

EPA.  See §7.18(b).

Equity Issuance.  The sale or issuance by the Borrower or any of its Subsidiaries of any of its Capital Stock.

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  See §13.1.

Fee Letter.  The fee letter dated on or prior to the Closing Date between the Borrower and the Agent.

Fees.  Collectively, the Commitment Fee, the Letter of Credit Fees, the Agent’s Fee, the Arrangement Fee and the Closing Fee.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Bank, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fleet.  Fleet National Bank, a national banking association, in its individual capacity.

Foreign Stock Pledge Agreements.  Collectively, the various charges or other pledge agreements dated after the Closing Date between the Borrower and the Agent pursuant to which the Borrower pledges to the Agent, for the benefit of the Agent and the Banks, 65% of the Capital Stock of each of Anacomp Holdings Limited, Anacomp GmbH & Co KG, Xidex GmbH, Anacomp Italia srl, Anacomp S.A. and Anacomp Canada, Inc., in each case in form and substance reasonably acceptable to the Agent and the Banks.

Foreign Subsidiary.  Any Subsidiary which is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Generally Accepted Accounting Principles.  (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “Generally Accepted Accounting Principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation, certificate of formation, or certificate of limited partnership, as the case may be, its by-laws, operating agreement, partnership agreement or other constitutive documents, as the case may be, and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantees.  Collectively, (a) the Guaranty, if any, dated or to be dated on or prior to the Closing Date, made by each Guarantor in favor of the Banks and the Agent and (b) the Guarantees dated as of the date required by §8.14 hereof made by the applicable Guarantors in favor of the Banks and the Agent, and in each case pursuant to which each Guarantor guarantees to the Lenders and the Administrative Agent the payment and performance of the Obligations and in form and substance reasonably satisfactory to the Lenders and the Administrative Agent.

Guarantors.  All Domestic Subsidiaries of the Borrower.

Hazardous Substances.  See §7.18(b).

Hedging Agreement.  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries and any Bank is a party, designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates, exchange rates or forward rates.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed,

(b)           every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)           every obligation of such Person under any Capitalized Lease,

(f)            every obligation of such Person under any Synthetic Lease,

(g)           all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)           every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)            every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)            every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with Generally Accepted Accounting Principles, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Individual Overadvance Amount.  To the extent the Borrower is requesting a Revolving Credit Loan to fund all or any portion of the cash purchase price of a Permitted Acquisition and, at the time of such request, either (a) the Borrowing Base Availability is not sufficient to give effect to such request or (b) the Borrower elects to preserve the Borrowing Base Availability which exists, the “Individual Overadvance Amount” shall be the amount of the Revolving Credit Loan being requested by the Borrower as an “Individual Overadvance Amount”, provided, (a) in no event shall the Total Outstandings (after giving effect to all amounts requested) exceed the Total Commitment, and (b) in no event shall the aggregate amount of all Individual Overadvance Amounts outstanding exceed $5,000,000.  In addition, once all or any portion of a Revolving Credit Loan constitutes an Individual Overadvance Amount, such portion shall remain an Individual Overadvance Amount for all purposes hereunder until repaid in full.  For the avoidance of doubt, any Individual Overadvance Amount must be requested to be made, and shall be made, simultaneously with (and not subsequent to) the consummation of the Permitted Acquisition for which it is being requested.

Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Instrument of Adherence.  See §9.5.1.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any LIBOR Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)           if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)           if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base

Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)          any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E)           any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Letter of Credit.  See §4.1.1.

Letter of Credit Application.  See §4.1.1.

Letter of Credit Fee.  See §4.6.

Letter of Credit Participation.  See §4.1.4.

Leverage Ratio.  As at any date of determination, the ratio of (a) Consolidated Total Funded Debt outstanding on such date to (b) Consolidated EBITDA for the Reference Period ending on such date.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Annex A hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Agent in good faith.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period.  In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents.  This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents.

Loan Request.  See §2.6.

Majority Banks.  As of any date, (a) if there are fewer than three (3) Banks on such date, all the Banks and (b) if there are three (3) or more Bank on such date, the Banks holding at least sixty six percent (66%) of the outstanding principal amount of the

Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty six percent (66%) of the Total Commitment.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)  a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole;

(b)  a material adverse effect on the ability of the Borrower or any of its Subsidiaries, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c)  any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of any material rights, remedies or benefits available to the Agent or any Bank under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Agent under the Security Documents.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be modified from time to time pursuant to the terms of the Letters of Credit.

Moody’s.  Moody’s Investors Services, Inc.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Cash Equity Issuance Proceeds.  With respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person for such Equity Issuance after deduction of all reasonable and customary transaction expenses (including, without limitation, underwriting discounts and commissions) actually incurred in connection with such a sale or other issuance.

Net Cash Sale Proceeds.  The net cash proceeds received by a Person in respect of any Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale, and (b) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a lien or security interest permitted by this Credit Agreement having priority over the liens and security interests (if any) of the Agent (for the benefit of the Agent and the Banks) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale.

Non-U.S. Bank.  See §5.3.3.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedging Agreement or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

outstanding.  With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

Overadvance Amount.  The sum of all Individual Overadvance Amounts outstanding at any one time, provided in no event shall the Overadvance Amount exceed $5,000,000 in the aggregate at any time.

Participant.  See §15.5.

Patent Assignments.  The Amended and Restated Patent Collateral Assignment and Security Agreements, dated as of December 31, 2001, made by the Borrower in favor of the Agent.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates.  The Perfection Certificates as defined in the Security Agreements.

Permitted Acquisition.  See §9.5.1(c).

Permitted Liens.  Liens permitted by §9.2.

Person.  Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

RCRA.  See §7.18(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Reference Period.  As of any date of determination, the period of two (2) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date and annualized for the period of four (4) consecutive fiscal quarters for which the applicable covenant is being performed by multiplying such relevant amount by two (treated as a single accounting period).

Register.  See §15.3.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties.  With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Restricted Payment.  In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to the Borrower’s or any Subsidiary’s shareholders (or other equity holders), or to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary.

Revolving Credit Loan Maturity Date.  November 21, 2005.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §2 (including, without limitation, all or any portion of a Revolving Credit Loan which constitutes an Overadvance Amount).

Revolving Credit Note Record.  The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

Revolving Credit Notes.  See §2.4.

SARA.  See §7.18(a).

Security Agreement.  The Second Amended and Restated Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent.

Security Documents.  The Guaranty, the Security Agreements, the Patent Assignments, the Trademark Assignments, the Copyright Mortgages, the Stock Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Senior Funded Debt.  At any time of determination, the sum of Consolidated Total Funded Debt minus Subordinated Debt.

S&P.  Standard & Poor’s Ratings Group.

Stock Pledge Agreement.  Collectively, (a) the Stock Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance satisfactory to the Banks and the Agent; (b) the Foreign Stock Pledge Agreements.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under Generally Accepted Accounting Principles and as a loan or financing for U.S. income tax purposes.

Total Borrowing Base Outstandings.  As of any relevant date of determination, the Total Outstandings less that portion of any Revolving Credit Loans which constitute an Overadvance Amount.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.

Total Outstandings.  As of any relevant date of determination, the sum of (a) the aggregate outstanding Revolving Credit Loans as of such date, plus (b) the Maximum Drawing Amount of all issued and outstanding Letters of Credit, plus (c) all Unpaid Reimbursement Obligations.

Trademark Assignments.  The Amended and Restated Trademark Collateral Security and Pledge Agreement, dated as of December 31, 2001, made by the Borrower in favor of the Agent and the Assignments of Trademarks and Service Marks executed in connection therewith.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unencumbered Cash.  As to any Person on any relevant date of determination, the aggregate amount of cash of such Person, as reflected on such Person’s balance sheet, which is not subject to any Lien or other claim whatsoever, except for (a) the Lien in favor of the Agent for the benefit of the Agent and the Banks to secure the Obligations under the Loan Documents; and (b) in the case of Anacomp UK, the Permitted Liens set forth on Schedule 9.2 hereto.

Unencumbered Cash Equivalents.  As to any Person on the relevant date of determination, the aggregate amount of Cash Equivalents of such Person, as reflected on such Person’s balance sheet, which is not subject to any Lien or other claim whatsoever, except for (a) the Lien in favor of the Agent for the benefit of the Agent and the Banks to secure the Obligations under the Loan Documents; and (b) in the case of Anacomp UK, the Permitted Liens set forth on Schedule 9.2 hereto.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §4.2.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.  Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial

Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)           Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)            Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)           This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)            This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent’s or any Bank’s involvement in the preparation of such documents.

2.  THE REVOLVING CREDIT FACILITY.

2.1.  Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus such Bank’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time, provided, further, notwithstanding the foregoing proviso, to the extent the Borrower is requesting a Revolving Credit Loan to fund all or a portion of a Permitted Acquisition, then the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing

Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time plus the Overadvance Amount at such time.  The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2.  Commitment Fee.  The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate of one half of one percent (1/2%) per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.  Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $1,000,000 or integral multiples of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.  In addition, the Total Commitment shall be reduced in accordance with §3.2 hereof.

2.4.  The Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a “Revolving Credit Note”), dated as of the Closing Date (or such other date on which a Bank may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Note, an appropriate notation on such Bank’s Revolving Credit

Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on such Bank’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5.  Interest on Revolving Credit Loans.  Except as otherwise provided in §5.11,

(a)           Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one half of one percent (½%) per annum above the Base Rate and, in addition, to the extent any Overadvance Amount is outstanding, that portion of the Revolving Credit Loans which are Base Rate Loans and which constitute an Overadvance Amount shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one and one half percent (1 ½%) per annum above the Base Rate.

(b)           Each Revolving Credit Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of two and one half percent (2 ½%) per annum above the LIBOR Rate determined for such Interest Period and, in addition, to the extent any Overadvance Amount is outstanding, that portion of the Revolving Credit Loans which are LIBOR Rate Loans and which constitute an Overadvance Amount shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of three and one half percent (3 ½%) per annum above the LIBOR Rate determined for such Interest Period.

The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6.  Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan (iv) the Type of such Revolving Credit Loan; and (v) the amount of the proceeds of such Revolving Credit Loan which are being used to fund all or any portion of a Permitted Acquisition, if any and, which portion of the Revolving Credit Loan being requested constitutes an Individual Overadvance Amount (if any).  To the

extent the Borrower fails to identify whether all or any portion of a requested Revolving Credit Loan is to be an Individual Overadvance Amount, such requested Revolving Credit Loan shall not be considered an Individual Overadvance Amount.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

2.7.  Conversion Options.

2.7.1.  Conversion to Different Type of Revolving Credit Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2.  Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.  LIBOR Rate Loans.  Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.  No more than five (5) LIBOR Rate Loans having different Interest Periods may be outstanding at any time.

2.8.  Funds for Revolving Credit Loan.

2.8.1.  Funding Procedures.  Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks.  The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loans.

2.8.2.  Advances by Agent.  The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 360.  A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank.  If the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.9.  Change in Borrowing Base.  The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to §8.4(f)) by the Agent by reference to the Borrowing Base Report, commercial finance and collateral audit reports and other information obtained by or provided to the Agent.  The Agent shall give to the Borrower written notice of any change in the Borrowing Base determined by the Agent.

3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1.  Maturity.  The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.  In addition, to the extent all or any portion of the Overadvance Amount is utilized hereunder, the Borrower promises to pay to the Agent for the account of the Lenders the principal amount of each Individual Overadvance Amount in consecutive quarterly payment of an amount equal to 1/8th of the amount of such Individual Overadvance Amount per quarter, such installments to be due and payable on the last day of each calendar quarter to occur after the consummation of the Permitted Acquisition applicable thereto, with any remaining balance to be due and payable in full on the Revolving Credit Loan Maturity Date.

3.2.  Mandatory Prepayment of Revolving Credit Loans.

3.2.1.  General.  If at any time the Total Outstandings exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time (or, to the extent the Borrower had previously utilized any portion of the Overadvance Amount, then the Borrowing Base at such time plus the Overadvance Amounts outstanding at such time), then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application:  first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §5.2(b) and (c).  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2.  Proceeds of Certain Events.  Concurrently with the receipt by the Borrower or any Subsidiary of:

(a) Net Cash Sale Proceeds from Asset Sales (other than Asset Sales pursuant to which the value of the assets sold, transferred or otherwise disposed of in any twelve consecutive calendar month period does not exceed, in the aggregate, the lesser of (i) five percent (5%) of the Borrower’s total assets and (ii) five percent (5%) of the Consolidated EBITDA for the twelve consecutive calendar months most recently ended);

(b) Net Cash Equity Issuance Proceeds of the Borrower or any of its Subsidiaries; or

(c) proceeds received from Casualty Events by the Borrower or any of its Subsidiaries which have not been reinvested in the repair or replacement of the property so damaged, destroyed or taken within one hundred twenty (120) days of receipt of such proceeds (provided, however, if a Default or Event of Default has occurred and is continuing, such proceeds shall be immediately paid to the Agent);

the Borrower shall pay to the Agent for the respective accounts of the Banks an amount equal to one hundred percent (100%) of such proceeds, to be applied in the manner set forth in §3.2.3.

3.2.3.  Application of Payments.  All payments made pursuant to §3.2.2 shall be applied to reduce the outstanding amount of the Revolving Credit Loans (with the Overadvance Amount being reduced first and, after the Overadvance Amount has been reduced to $0, to the other Revolving Credit Loans) and to permanently reduce the Total Commitment by such amount.  Such mandatory prepayments shall be allocated among the Banks in proportion, as nearly as practicable, to the respective outstanding amounts of each Bank’s Revolving Credit Notes, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion.

3.3.  Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto.  The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least three (3) Business Days prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and four (4) LIBOR Business Days notice of any proposed prepayment pursuant to this §3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.  Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.  LETTERS OF CREDIT.

4.1.  Letter of Credit Commitments.

4.1.1.  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent’s customary form (a “Letter of Credit Application”), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the Total Outstandings shall not exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time (or, to the extent the Borrower had previously utilized any portion of the Overadvance Amount, then the Borrowing Base at such time plus the Overadvance Amount outstanding at such time).

4.1.2.  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the earlier to occur of (i) 365 days from the date of issuance of such Letter of Credit and (ii) the date which is thirty (30) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date, provided, however, notwithstanding the foregoing, the Borrower shall be permitted to have a Letter of Credit with an expiry date which is after the Revolving Credit Loan Maturity Date so long as (i) such Letter of Credit is issued, extended or renewed, as the case may be, prior to the Revolving Credit Loan Maturity Date; and (ii) immediately upon such issuance, extension or renewal, the Borrower shall have provided to the Agent, for the benefit of the Agent and the Banks, cash collateral in an aggregate amount of not less than the Maximum Drawing Amount of such Letter of Credit (which cash collateral the

Agent shall be entitled to retain until the expiration or cancellation and return of such Letter of Credit) pursuant to a cash collateral agreement in form and substance satisfactory to the Agent. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4.  Reimbursement Obligations of Banks.  Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Bank being called herein the “Letter of Credit Participation” of such Bank).

4.1.5.  Participations of Banks.  Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment.  Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2.  Reimbursement Obligation of the Borrower.  In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

(a)                                  except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

(b)                                 upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

(c)                                  upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §5.11 for overdue principal on the Revolving Credit Loans.

4.3.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the Agent as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent’s Office, in immediately available funds, such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 360.  The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.  Obligations Absolute.  The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Agent and the Banks that  the Agent and the Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, so long as the same does not result from the Agent’s gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of the Agent’s gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

4.5.  Reliance by Issuer.  To the extent not inconsistent with §4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4.6.  Letter of Credit Fee.  The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Agent in respect of each Letter of Credit in an amount equal to 262.5 basis points per annum of the face amount of such Letter of Credit, of which an amount equal to 0.125% per annum of the face amount of such Letter of Credit shall be for the account of the Agent, as a fronting fee, and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages.  Such Letter of Credit Fees shall be payable on the last day of each fiscal quarter for the immediately preceding fiscal quarter.  In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent’s own account, at such other time or times as such charges are customarily made by the Agent, the Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5.  CERTAIN GENERAL PROVISIONS.

5.1.  Closing Fees and Arrangement Fee.  The Borrower agrees to pay to the Agent, for the account of the Agent, on the Closing Date an arrangement fee (the “Arrangement Fee”) as set forth in the Fee Letter.  In addition, the Borrower agrees to pay to the Agent on the Closing Date, for the pro rata accounts of the Banks, a closing fee (the “Closing Fee”) in the amount of $225,000.

5.2.  Agent’s Fee.  The Borrower shall pay to the Agent, at the times and in the amounts set forth in the Fee Letter, an Agent’s fee.

5.3.  Funds for Payments.

5.3.1.  Payments to Agent.  All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof by wire transfer to the Agent in Dollars, for the respective accounts of the Banks and the Agent, at the Agent’s Office or at such other place that the Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

5.3.2.  No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (a “Governmental Taxing Authority”) (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Agent or any Bank as a result of a present or former connection between the jurisdiction of the Governmental Taxing Authority imposing such tax and the Agent or such Bank (except a connection arising solely from the Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any Revolving Credit Note)) unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates  or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  In addition, to the extent any Bank receives a refund in respect of any taxes to which it has been indemnified by the Borrower pursuant to this §5.3.2 (and such Bank can determine, in its sole discretion and using any method which such Bank deems appropriate that all or any portion of such refund is allocable to any taxes paid or indemnified by the Borrower under the Credit Agreement), it shall promptly repay such refund to the Borrower (to the extent of amounts that have been paid by the Borrower under this §5.3.2 with respect to such refund) of such Bank and without interest; provided, however, that the Borrower, upon the request of such Bank, agrees to return such refund (plus penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund for any reason whatsoever.  Nothing contained in this §5.3.2 shall (a) entitle the Borrower to inspect or review any books or records of any Bank or the Agent; (b) require any Bank or the Agent to disclose any information concerning its tax position or any other information determined by any Bank or the Agent, in its sole discretion to be confidential or proprietary; (c) require any Bank or the Agent to establish procedures for allocating to specific transactions any tax savings or benefits attributable to payments in respect of taxes of the type described in this §5.3.2; or (d) require any Bank or the Agent to disclose or detail the basis of any calculation of the amount of any tax savings or benefit obtained by such Bank or the Agent or the basis of any determination made by such Bank under this paragraph.

5.3.3.  Non-U.S. Banks.  Each Bank and the Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Bank”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Bank or the Agent or for such Bank’s or the Agent’s account, deliver to the Borrower and the Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Bank that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Bank or the Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Bank or Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Bank that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Agent and the Borrower and to the effect that (i) such Non-U.S. Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms).  Each Bank or the  Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the  Borrower and the Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).  The Borrower shall not be required to pay any additional amounts to any Non-U.S. Bank in respect of United States federal withholding tax pursuant to §5.3.2 above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Bank to comply with the provisions of this §5.3.3; provided, however, that the foregoing shall not relieve the Borrower of its obligation to pay additional amounts pursuant to §5.3.2 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-US Bank that was previously entitled to receive all payments under this Credit Agreement and the Revolving Credit Notes without deduction or withholding of any United States federal income taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank is not subject to withholding.

5.4.  Computations.  All computations of interest on the Revolving Credit Loans and of Fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Revolving Credit Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

5.5.  Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Majority Banks that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Banks of making or maintaining their LIBOR Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

5.6.  Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Bank’s Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this §6.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.7.  Additional Costs, etc.  If any change in any present applicable law, or if any future applicable law (or change in such future law), which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter (or, as to any Person which becomes a Bank hereunder after the Closing Date, such date on which such Person becomes a Bank hereunder) made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                  subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank’s Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or any branch or lending office thereof or the Agent), or

(b)                                 materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

(c)                                  impose or increase or render applicable (other than to the extent specifically provided for or specifically excluded elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

(d)                                 impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is

(i)                                     to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank’s Commitment or any Letter of Credit, or

(ii)                                  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

(iii)                               to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, and without duplication for any amounts paid pursuant to §5.3 hereof, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.8.  Capital Adequacy.  If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation,

policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank’s or the Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances.  If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank’s reasonable determination, provide adequate compensation.  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.9.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing.

5.10.  Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

5.11.  Interest After Default.

5.11.1.  Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate until such amount shall be paid in full (after as well as before judgment).

5.11.2.  Amounts Not Overdue.  During the continuance of a Default or an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Majority Banks pursuant to §16.12, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to §2.5.

5.12.  Replacement of Banks.  If any Bank (an “Affected Bank”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§5.3.3., 5.7 or 5.8, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §5.6 or (c) defaults in its obligation to make Revolving Credit Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, the Borrower may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §5.6 to be applicable), or default, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Bank (i) request the Affected Bank to cooperate with the Borrower in obtaining a replacement Bank satisfactory to the Agent and the Borrower (the “Replacement Bank”); (ii) request the non-Affected Banks to acquire and assume all of the Affected Bank’s Revolving Credit Loans and Commitment as provided herein, but none of such Banks shall be under an obligation to do so; or (iii) designate a Replacement Bank approved by the Agent, such approval not to be unreasonably withheld or delayed.  If any satisfactory Replacement Bank shall be obtained, and/or if any one or more of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Revolving Credit Loans and Commitment, then such Affected Bank shall assign, in accordance with §16, all of its Commitment, Revolving Credit Loans, Letter of Credit Participations, Revolving Credit Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Bank or non-Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under §§5.3.3., 5.7 and 5.8.  Upon the effective date of such assignment, the Borrower shall issue replacement Revolving Credit Notes to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a “Bank” for all purposes under this Credit Agreement and the other Loan Documents.

6.  COLLATERAL SECURITY AND GUARANTIES.

6.1.  Security of Borrower.  The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in substantially all of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party (other than any assets as to which the Agent, in its sole and absolute discretion, has determined that such security interests are not, in view of the value of such assets or the difficult or costs of obtaining such security interest, appropriate), including, without limitation, a pledge by the Borrower of 100% of the Capital Stock of each Domestic Subsidiary and 65% of the Capital Stock of each Foreign Subsidiary owned by the Borrower (other than a pledge of the Capital Stock of a Foreign Subsidiary as to which the Agent, in its sole and absolute discretion, has determined that such pledge is not, in view of the value of such pledge or the difficulty or costs of obtaining such a pledge, appropriate).

6.2.  Guaranties and Security of Subsidiaries.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.  The obligations of the Guarantors under the Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in substantially all of the assets of each such Guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Subsidiary is a party (other than any assets as to which the Agent, in its sole and absolute discretion, has determined that such security interests are not, in view of the value of such assets or the difficult or costs of obtaining such security interest, appropriate), including, without limitation, a pledge by such Guarantor of 100% of the Capital Stock of each Domestic Subsidiary of such Guarantor and 65% of the Capital Stock of each Foreign Subsidiary owned by the Borrower (other than a pledge of the Capital Stock of a Foreign Subsidiary of each Guarantor as to which the Agent, in its sole and absolute discretion, has determined that such pledge is not, in view of the value of such pledge or the difficulty or costs of obtaining such a pledge, appropriate).

7.  REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks and the Agent as follows:

7.1.  Corporate Authority.

7.1.1.  Incorporation; Good Standing.  Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2.  Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3.  Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.  Governmental Approvals.  The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (including, but not limited to the making by the Borrower of any borrowing contemplated by this Credit Agreement or the obtaining by the Borrower of any Letters of Credit) do not require the approval, consent, order, authorization or license by, or giving of notice to, or taking of any action with respect to, any governmental agency or authority of any jurisdiction, or other fiscal, monetary or other authority, under any provisions of any laws or governmental rules, regulations, orders or decrees of any jurisdiction or the central bank of any jurisdiction or other fiscal, monetary or other authority, under any provision of any laws or governmental rules, regulations, orders or decrees of any jurisdiction applicable to or binding on the Borrower or any of its Subsidiaries, other than those already obtained.

7.3.  Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date or as otherwise expressly permitted by this Credit Agreement), subject to no Liens or other rights of others, except Permitted Liens.

7.4.  Financial Statements, Projections and Solvency.

7.4.1.  Fiscal Year.  The Borrower and each of its Subsidiaries has a fiscal or financial year which is the twelve months ending on September 30 of each calendar year.

7.4.2.  Financial Statements.  There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP.  Such balance sheet and statement of income have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

7.4.3.  Projections.  The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2004 to 2005 fiscal or financial years, copies of which have been delivered to each Bank, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

7.4.4.  Solvency.  The Borrower and its Subsidiaries, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Credit Agreement, the other Loan Documents (a) are solvent, (b) the fair value of the property of such Person exceeds its total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto), (c) the present fair saleable value on a going concern basis of the assets of such Person is not less than the amount required to pay its probable liabilities on its debts as they become absolute and mature, (d) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) is not engaged, and is not about to engage, in business or a transaction for which its property would constitute unreasonably small capital.

7.5.  No Material Adverse Changes, etc.  Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.  Since the Balance Sheet Date, the Borrower has not made any Restricted Payments.

7.6.  Franchises, Patents, Copyrights, etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except as disclosed on Schedule 7.6.

7.7.  Litigation.  Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, (a) if adversely determined, might be reasonably expected to, either in any case or in the aggregate,  (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8.  No Materially Adverse Contracts, etc.  Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

7.9.  Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or have a Material Adverse Effect.

7.10.  Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.  Unless otherwise disclosed in accordance with §9.5.5, the Borrower does not intend to treat the Revolving

Credit Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  The Borrowing Base Report most recently delivered to the Agent sets forth the amount of reserves established by the Borrower and each of its Subsidiaries to cover the Borrower’s or such Subsidiary’s sales or use tax obligations in each jurisdiction where the Borrower or such Subsidiary is required to pay such taxes.  Such reserves are adequate for the payment of all of such obligations.

7.11.  No Event of Default.  No Default or Event of Default has occurred and is continuing.

7.12.  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13.  Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

7.14.  Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral.  The Collateral and the Agent’s rights with respect to the  Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Borrower or a Subsidiary of the Borrower party to one of the Security Agreements is the owner of the Collateral free from any Lien, except for Permitted Liens.

7.15.  Certain Transactions.  Except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.16.  Employee Benefit Plans.

7.16.1.  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.16.2.  Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

7.16.3.  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.16.4.  Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such

Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.17.  Use of Proceeds.

7.17.1.  General.  The proceeds of the Revolving Credit Loans shall be used to refinance existing Indebtedness under the Original Credit Agreement, for working capital and general corporate purposes (including to finance all or any portion of a Permitted Acquisition as expressly permitted hereunder) and to pay the fees and expenses associated with the transactions contemplated hereby.  The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

7.17.2.  Regulations U and X.  No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.17.3.  Ineligible Securities.  No portion of the proceeds of any Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

7.18.  Environmental Compliance.  The Borrower has taken all necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that, except as set forth on Schedule 7.18 hereto:

(a)                                  none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment or any other applicable law, regulation, ordinance, order or decree in any other country, province or jurisdiction applicable to the Borrower or any of its Subsidiaries

(hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;

(b)                                 neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)                                  (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d)                                 none of the Borrower and its Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

7.19.  Subsidiaries, etc.  Schedule 7.19(a) hereto sets forth the Subsidiaries of the Borrower.  Except as set forth on Schedule 7.19(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.  The jurisdiction of incorporation/formation and principal place of business or registered office, as the case may be, of each Subsidiary of the Borrower is listed on Schedule 7.19(a) hereto.

7.20.  Bank Accounts.  Schedule 7.20 sets forth the account numbers and location of all bank accounts of the Borrower or any of its Subsidiaries.

7.21.  Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading.  There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.22.  Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Revolving Credit Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b)

engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.23.  No Withholding.  Neither this Credit Agreement nor any of the other Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any jurisdiction.

7.24.  No Filings Required.  No filing, recording or enrolling of this Credit Agreement or any other Loan Document is required to ensure the legality, validity, enforceability or admissibility in evidence of this Credit Agreement or any other Loan Document.

7.25.  Chief Executive Office.  The Borrower’s chief executive office is at 15378 Avenue of Science, San Diego, California  92129-3407, at which location its books and records are kept.  Each of the Guarantors’ chief executive office or registered office, as appropriate, is as set forth in each Perfection Certificate delivered by such Guarantor.

7.26.  Insurance.  The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices.

8.  AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

8.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees, the Agent’s fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2.  Maintenance of Office.  The Borrower will maintain its chief executive office in San Diego, California, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3.  Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Agent.

8.4.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Banks:

(a)                                  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and, as to the consolidated statements, certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Agent, together with (i) a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default; and (ii) a copy of their accountants’ management letter for such fiscal year;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, each setting forth in comparative form the figures for the previous fiscal quarter as well as year-to-date, and a comparison setting forth the corresponding figures from the budgeted or projected figures for such period, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrower, unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for such month and unaudited monthly consolidating financial statements of the Borrower and its Subsidiaries for such month, each setting forth in comparative form the figures for the previous fiscal month as well as year-to-date, and a comparison setting forth the corresponding figures from the budgeted or projected figures for such period, each prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(d)                                 simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date;

(e)                                  contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(f)                                    within fifteen (15) days after the end of each calendar month or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month or other date reasonably requested by the Agent;

(g)                                 within fifteen (15) days after the end of each calendar month, an Accounts aging report;

(h)                                 within thirty (30) days after each fiscal year end, and from time to time upon the reasonable request of the Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in §8.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §8.4(h); and

(i)                                     from time to time such other financial data and information as the Agent or any Bank may reasonably request.

8.5.  Notices.

8.5.1.  Defaults.  The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, in an aggregate principal amount in excess of $250,000 or a lesser amount if such a default could reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

8.5.2.  Environmental Events.  The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

8.5.3.  Notification of Claim against Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral with a value in excess of $100,000, or the Agent’s rights with respect to the Collateral with a value in excess of $100,000, are subject.

8.5.4.  Notice of Litigation and Judgments.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

8.5.5.  Notices Concerning Tax Treatment.  In the event the Borrower determines to take any action inconsistent with its intention to not treat the Revolving Credit Loans, Letters of Credit and/or related transactions hereunder as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), it will promptly notify the Agent in writing thereof and will provide the Agent with a duly completed copy of IRS Form 8886 or any successor form.  The Borrower acknowledges that one or more of the Banks may treat its Revolving Credit Loans and Letter of Credit Participations as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Bank or Banks, as applicable, will file such IRS forms and maintain such lists and other records as they may determine is required by such Treasury Regulations.

8.6.  Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership.  It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

8.7.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

8.8.  Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.  Inspection of Properties and Books, etc.

8.9.1.  General.  The Borrower shall permit the Banks, through the Agent or any of the Banks’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

8.9.2.  Collateral Reports.  No more frequently than two times during each calendar year, or more frequently as determined by the Agent if an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent, or, if the Agent so elects, will cooperate with the Agent in the Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Agent (which may be affiliated with one of the Banks) with respect to the Accounts included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective Account Debtors and the billing practices of the Borrower or its applicable Subsidiary).  All such collateral value reports shall be conducted and made at the expense of the Borrower.

8.9.3.  Appraisals.  If an Event of Default shall have occurred and be continuing, the Agent shall be entitled to obtain appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower or any of its Subsidiaries and (b) the then current business value of each of the Borrower and its Subsidiaries.  All such appraisals shall be conducted and made at the expense of the Borrower.

8.9.4.  Communications with Accountants.  The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries; provided, that unless consented to by the Borrower, such communications shall only be made in the presence of an authorized officer of the Borrower.  At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §8.9.4.

8.10.  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect; (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect and (d) all applicable decrees, orders, and judgments, except where any failure to so comply could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

8.11.  Employee Benefit Plans.  The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

8.12.  Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans and obtain Letters of Credit solely for the purposes set forth in §7.17.1.

8.13.  Fair Labor Standards Act.  The Borrower shall, and shall require each Subsidiary to, at all times, operate its business in compliance with all material applicable provisions of the Fair Labor Standards Act of 1938, as amended.  None of the inventory of the Borrower or any of its Subsidiaries are or will be produced by employees of (a) the Borrower or any of its Subsidiaries, or (b) to the Borrower’s knowledge, by employees of suppliers, who are, in each case, employed in violation of any applicable minimum wage or maximum hour provisions of the Fair Labor Standards Act (29 U.S.C. §§206 and

207) or any applicable regulations promulgated thereunder, in each case, as in effect from time to time.

8.14.  Guarantors.  The Borrower will cause each Domestic Subsidiary created, acquired or existing on or after the Closing Date, to become a Guarantor promptly (but in any event within five (5) Business Days after such creation, acquisition or other existence, as the case may be) and shall cause such Subsidiary to execute and deliver to the Agent for the benefit of the Agent and the Banks (a) a Guaranty (or an Instrument of Adherence to the Guaranty executed on the Closing Date), and (b) further Security Documents or other instruments and documents as the Agent may reasonably require in order to grant to the Agent a first priority perfected security interest in such Subsidiary’s assets, together with legal opinions in form and substance reasonably satisfactory to the Agent to be delivered to the Agent and the Banks opining as to the authorization, validity and enforceability of such Guaranty or Instrument of Adherence and Security Documents and (as to the applicable Security Documents) the perfection of such security interests.

8.15.  Additional Subsidiaries.  If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, it will promptly (but in any event within five (5) Business Days after such creation or acquisition, as the case may be) notify the Agent and the Banks of such creation or acquisition, as the case may be, and provide the Agent and the Banks with an updated Schedule 7.19(a) hereof and take all other actions required by §8.14 and §9.5.1. hereof.

8.16.  Bank Accounts.  The Borrower will, and will cause each of the Guarantors and its other Subsidiaries organized under the laws of the United Kingdom and Canada to, together with the employees, agents and other Persons acting on behalf of the Borrower or such Subsidiary, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Accounts or other Collateral which come into their possession or under their control and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the accounts with the Agent or any Lender which was a Lender on the Closing Date and designated as a central depository account on Schedule 7.20.

8.17.  Foreign Stock Pledge Agreements.  The Borrower will, by not later than sixty (60) days from the Closing Date, execute and deliver to the Agent duly executed and delivered Foreign Stock Pledge Agreements, together with stock certificates and stock powers, if applicable, as well as (a) evidence satisfactory to the Agent that all appropriate corporate or similar action has been taken by the Borrower and the applicable Subsidiary whose Capital Stock is being pledged to authorize the transactions contemplated thereby; (b) copies of all Governing Documents of the applicable Subsidiary whose Capital Stock is being pledged pursuant thereto; (c) legal opinions from local counsel in the applicable foreign jurisdiction as to, among other things, the enforceability and perfection of the Agent’s security interest in such Capital Stock being pledged, such legal opinions to be in form and substance reasonably satisfactory to the Agent; and (d) such other documentation as the Agent may reasonably require to give effect to such Foreign Stock Pledge Agreements.

8.18.  Landlord Consents.  The Borrower will, by not later than sixty (60) days from the Closing Date, deliver to the Agent landlord consents covering the property of the Borrower located at 15378 Avenue of Science, San Diego, California  92129-3407 as well as the property of the Borrower located in Vista, California, each such landlord consent to be duly executed by the applicable landlords and the Borrower and in form and substance reasonably satisfactory to the Agent.

8.19.  Control Agreements.  The Borrower will, by not later than thirty (30) days from the Closing Date, deliver to the Agent a duly executed control agreement for each of the accounts of the Borrower listed on Schedule 7.20, with each such control agreement to be in form and substance reasonably satisfactory to the Agent, together with a supplemental legal opinion from the Borrower’s counsel as to the enforceability of each such agreement and as to the perfection of the Agent’s security interest in each deposit account covered thereby, such supplemental opinion to be in form and substance reasonably satisfactory to the Agent.

8.20.  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.  CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

9.1.  Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                  Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

(b)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)                                  Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $5,000,000 at any one time;

(d)                                 Indebtedness in respect of Hedging Agreements;

(e)                                  Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;

(f)                                    Indebtedness of a Guarantor to the Borrower or another Guarantor, or Indebtedness of the Borrower to a Guarantor, in each case so long as such Guarantor remains a Subsidiary and a Guarantor hereunder;

(g)                                 unsecured Indebtedness of any Foreign Subsidiary to the Borrower provided (i) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; (ii) such Indebtedness is evidenced by an intercompany note in form and substance acceptable to the Agent, and such note is pledged by the Borrower to the Agent to secure the Borrower’s Obligations hereunder; and (iii) the aggregate principal amount of all such Indebtedness for all Foreign Subsidiaries plus the aggregate amount of any Investments made in all Foreign Subsidiaries pursuant to §9.3(h)(ii) shall not exceed $2,500,000 at any one time;

(h)                                 Indebtedness of a Foreign Subsidiary to an unaffiliated third Person not otherwise provided for in this §9.1, provided that the aggregate principal amount of all such Indebtedness for all Foreign Subsidiaries shall not exceed at any one time an amount equal to $2,500,000; and

(i)                                     Indebtedness assumed by the Borrower in connection with any Permitted Acquisition, provided (i) no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto; (ii) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition; (iii) such Indebtedness was incurred in connection with the acquisition of real or personal property by the Person being so acquired in such Permitted Acquisition or under Capitalized Lease of such Person being so acquired in such Permitted Acquisition; and (iv) the aggregate principal amount of all such Indebtedness permitted by this §9.1(i) shall not exceed the aggregate amount of $5,000,000 at any one time.

9.2.  Restrictions on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; or (f) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired, other than customary anti-assignment provisions; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)                                     Liens in favor of the Borrower or a Subsidiary on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower or another Subsidiary;

(ii)                                  Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii)                               deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)                              Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v)                                 Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(vi)                              encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)                           Liens existing on the date hereof and listed on Schedule 9.2 hereto;

(viii)                        purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §9.1(c) and §9.1(i), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(ix)                                Liens granted by a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary of the type and amount permitted by §9.1(h); and

(ix)                                Liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents and any Hedging Agreements.

9.3.  Restrictions on Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                  marketable direct or guaranteed obligations of the United States of America or any country in which any Foreign Subsidiary existing on the Closing Date was organized, in each case that mature within one (1) year from the date of purchase by the Borrower;

(b)                                 demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks and banks of a country in which any Foreign Subsidiary existing on the Closing Date was organized, in each case having total assets in excess of $1,000,000,000;

(c)                                  securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d)                                 Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(e)                                  Investments with respect to Indebtedness permitted by §9.1(f) so long as such entities remain Subsidiaries of the Borrower and remain a Guarantor hereunder;

(f)                                    Investments consisting of the Guaranty or Investments by the Borrower in Guarantors and Investments by a Guarantor in the Borrower or another Guarantor, in each case so long as such Guarantor remains a Subsidiary of the Borrower and a Guarantor hereunder;

(g)                                 Investments consisting of promissory notes, deferred payment obligations or similar arrangements received as proceeds of asset dispositions permitted by §9.5.2;

(h)                                 Investments (i) with respect to Indebtedness permitted by §9.1(g) so long as such entities remain Subsidiaries of the Borrower and so long as such Investments are in the form of an intercompany loan, with the note evidencing such loan being pledged to the Agent; and (ii) consisting of equity contributions made for the purpose of forming new Foreign Subsidiaries so long as the aggregate amount of such equity contributions is not in an amount which exceeds that amount required by law to avoid thin capitalization rules in the applicable jurisdictions, provided, that the aggregate amount of all Investments made pursuant to this §9.3(h) does not exceed $2,500,000 at any time;

(i)                                     Investments consisting of a Permitted Acquisition; and

(j)                                     Investments consisting of repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in paragraphs (a), (b) and (c) above.

provided, however, that, with the exception of demand deposits referred to in §9.3(b) and loans and advances referred to in §9.3(h), such Investments will be considered Investments permitted by this §9.3 only if all actions have been taken to the reasonable satisfaction of the Agent to provide to the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

9.4.  Restricted Payments.  The Borrower will not make any Restricted Payments; provided, however, (a) any Subsidiary shall be permitted to make a Restricted Payment to the Borrower or any Guarantor; and (b) so long as no Default or Event of Default has occurred and is continuing, the Borrower may request that the Banks consent to the Borrower repurchasing a portion of its issued and outstanding Capital Stock (with the Borrower agreeing to provide the Agent and the Banks a written request detailing the number of shares to be repurchased, the date of such repurchase, the aggregate amount of consideration to be paid by the Borrower in connection with such repurchase and whether the Borrower intends to retire any Capital Stock so repurchased), and the Agent hereby agrees to promptly notify the Borrower whether such consent has been granted by the Majority Banks, provided nothing contained in this §9.4(b) shall obligate any Bank to consent to such request.

9.5.  Merger, Consolidation and Disposition of Assets.

9.5.1.  Mergers and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more Subsidiaries of the Borrower provided if only one such Person is a Guarantor, then the Guarantor shall be the survivor, and (c) any merger or asset or stock acquisition by the Borrower or any of its Subsidiaries of Persons (or, in the case of an asset acquisition, assets of a Person) in the same or similar line of business as the Borrower (a “Permitted Acquisition”) so long as:

(i)  the Borrower has provided the Agent with thirty (30) days prior written notice of such acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition;

(ii)  the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of each of the Borrower or the applicable Subsidiary and of the Person to be acquired has approved such merger, consolidation or acquisition;

(iii)  any Indebtedness incurred or assumed in connection with such Permitted Acquisition (including, without limitation, any assumed Indebtedness, earnout arrangements, seller Indebtedness and non-compete payments) shall have been permitted to be incurred or assumed pursuant to §9.1;

(iv)  not less than ten (10) Business Days prior to the consummation of the proposed acquisition, the Borrower shall have delivered to the Agent (A) evidence reasonably satisfactory to the Agent that the Person (or assets, as the case may be) to be acquired had a positive unadjusted EBITDA for the most recent fiscal quarter and had a positive unadjusted EBITDA for the most recent period of four consecutive fiscal quarters most recently ended, as demonstrated by audited financial statements (or, to the extent such Person so acquired has no audited historical financial results or the Permitted Acquisition occurs at a time when audited historical financial statements are not available, the management prepared financial results of such Person so acquired), provided, however, in each case, in the event that either no historical financial results are available with respect to the Person to be acquired, the Person to be acquired is not a separate legal entity, the Borrower or Subsidiary effecting the acquisition is acquiring only assets of another Person or, in the Agent’s reasonable discretion it determines the historical financial results do not adequately reflect the financial results of the Person or assets to be acquired, such calculations shall be made with reference to reasonable estimates of such past performance made by the Borrower based on existing data and other available information, such estimates to be reasonably acceptable in all respects to the Agent and the Majority Banks; (B) a Compliance Certificate prepared on a pro forma basis demonstrating compliance with the financial covenants set forth in §10 hereof both before and after giving effect to such Permitted Acquisition (provided, that any adjustments made to the actual historical EBITDA of the Person to be acquired shall be approved by the Agent and the Majority Banks); and (C) a certificate from the chief financial officer of the Borrower to the effect that (1) the Borrower on a consolidating basis, and the Borrower and its Subsidiaries, on a consolidated basis, will be solvent both before and after consummating the Permitted Acquisition and (2) no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition;

(v)  in the event of a stock acquisition, the Person so acquired shall become a wholly owned Subsidiary of the Borrower and shall comply with the terms and conditions set forth in §8.14;

(vi)  the business to be acquired would not subject the Agent or any Bank to regulatory or third party approvals in connection with the exercise of any of its rights and remedies under this Credit Agreement or any other Loan Document;

(vii)  no contingent obligations or liabilities will be incurred or assumed in connection with such acquisition which could reasonably be expected to have a Material Adverse Effect;

(viii)  all assets acquired in connection with such Permitted Acquisition shall be subject to a first priority perfected security interest in favor of the Agent for the benefit of the Agent and the Banks and such assets shall not be encumbered by a Lien in favor of any other Person, and all appropriate amendments to the Security Documents (or additional Security Documents, as the case may be) shall have been executed and delivered to the Agent;

(ix)  the aggregate amount of the purchase price for any single acquisition or series of related acquisitions which is payable in anything other than the Capital Stock of the Borrower (and such Capital Stock shall have no redemption or repurchase rights prior to a date which is one (1) year after the Revolving Credit Loan Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $5,000,000, and the aggregate amount of the purchase price for all Permitted Acquisitions consummated over any twelve consecutive calendar month period which is payable in anything other than the Capital Stock of the Borrower (and such Capital Stock shall have no redemption or repurchase rights prior to a date which is one (1) year after the Revolving Credit Loan Maturity Date and shall not have the ability to convert into any form of Indebtedness) shall not exceed $10,000,000; and

(x)  the sum of (1) the Borrowing Base Availability plus (2) cash of the Borrower, a Guarantor or any other Subsidiary organized under the laws of Canada or the United Kingdom which is on deposit in a deposit account at a financial institution located in (and such deposit account is also located in) the United States of America, Canada or the United Kingdom is not less than $12,500,000 after giving effect to any such Permitted Acquisition, provided, however, for purposes of computing the amount of cash on deposit of any Subsidiary organized under the laws of Canada or the United Kingdom, the Borrower shall be permitted to include the account balances as of the most recent calendar month end if the Borrower or such Subsidiary does not have a more recent calculation.

In the event any new Domestic Subsidiary is formed or acquired as a result of or in connection with any acquisition, such new Domestic Subsidiary shall, immediately upon its creation or acquisition, execute and deliver to the Agent for the benefit of the Agent and the Banks, an Instrument of Adherence in substantially the form of Exhibit H hereto (an “Instrument of Adherence”) and the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Domestic Subsidiary.  Such Domestic Subsidiary shall become a Guarantor hereunder and shall become party to the Guaranty and the Security Agreement and shall execute and deliver to the Agent any and all other agreements, documents, instruments and financing statements necessary to grant to the Agent a first priority perfected lien in such Domestic Subsidiary’s assets to the extent required by the Loan Documents.  The Borrower and its Subsidiaries shall, immediately upon the creation or acquisition of such Domestic Subsidiary, pledge all of such Domestic Subsidiary’s capital stock to the Agent for the benefit of the Agent and the Banks.  In addition, to the extent any Foreign Subsidiary is acquired or created after the Closing Date which the Agent in its sole and absolute discretion determines to be either a material Subsidiary or is a Subsidiary which the Agent reasonably believes has significant value, the Borrower and its Subsidiaries shall, immediately upon the request of the Agent, pledge 65% of such Foreign Subsidiary’s capital stock to the Agent for the benefit of the Agent and the Banks.

9.5.2.  Disposition of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; and (b) Asset Sales in arms-length transactions for fair and reasonable value so long as (i) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; (ii) the Net Cash Sale Proceeds from such sales are applied as provided in §3.2 hereof; (iii) any promissory note or other instrument received by the Borrower or any of its Subsidiaries in connection with such Asset Sale is an Investment permitted by §10.3 hereof, and the Borrower or such Subsidiary, as the case may be, has delivered such promissory note or other instrument to the Agent to be held in pledge for the benefit of the Agent and the Banks in accordance with the terms of the Loan Documents; (iv) the aggregate value of all assets sold in all Asset Sales consummated in any twelve consecutive fiscal month period does not exceed, in the aggregate, (x) five percent (5%) of the total assets of the Borrower on a consolidated basis in such period and (y) five percent (5%) of the Borrower’s Consolidated EBITDA for the twelve fiscal months most recently ended; and (v) the Borrower shall have delivered to the Agent on the date of such Asset Sale a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the provisions of clauses (i) through (iv) of this §9.5.2(b) .

9.6.  Sale and Leaseback.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7.  Compliance with Environmental Laws.  Except to the extent that any of the following does not and could not reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances except in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with all applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

9.8.  Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a)           engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b)           permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)           fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e)           permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f)            permit or take any action which would contravene any Applicable Pension Legislation.

9.9.  Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

9.10.  Fiscal Year.  The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal (or financial) year from that set forth in §7.4.1.

9.11.  Transactions with Affiliates.  Except as set forth on Schedule 9.11 hereto, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.12.  Modifications of Documents and Charter.  Neither the Borrower nor any of its Subsidiaries will consent to or agree to amendment, supplement or other modification of, or amend or permit to be amended, any its Governing Documents unless such change or amendment could not reasonably be expected to have a Material Adverse Effect.

9.13.  Upstream Limitations.  Neither the Borrower nor any of its Subsidiaries will enter into, or permit any of its Subsidiaries to enter into, any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower, other than restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2 hereof.

9.14.  Bank Accounts.  The Borrower will not, and will not permit any of the Guarantors or its Subsidiaries organized in the United Kingdom or Canada to, (a) establish any bank accounts other than those accounts listed on Schedule 7.20, without the Agent’s prior written consent, or (b) deposit into any of the payroll accounts listed on Schedule 7.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

9.15.  Inconsistent Agreement.  Neither the Borrower nor any of its Subsidiaries will, nor will they permit their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such Subsidiary of its obligations hereunder or under any of the Loan Documents.

9.16.  Limitations on Foreign Exchange Arrangements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any interest rate hedging or risk protection arrangements, foreign exchange risk protection arrangements, or currency risk protection arrangements which are not in the ordinary course of business or are for speculative purposes.

10.  FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

10.1.  Minimum Operating Cash Flow.  The Borrower will not permit the Consolidated Operating Cash Flow of the Borrower at the end of any fiscal quarter ending during any period described in the table set forth below to be less than the amount set forth opposite such period in such table:

Period	Amount
December 31, 2003	$1,000,000
March 31, 2004 and each fiscal quarter ending thereafter	$1,250,000

10.2.  Capital Expenditures.  The Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures in any fiscal year that exceed, in the aggregate, $7,500,000 for such fiscal year.

10.3.  Minimum EBT.  The Borrower will not permit Consolidated EBT (a) at the end of any fiscal quarter for the period of the two most recent consecutive fiscal quarters then ended (treated as a single accounting period) to be less than -$1,000,000 (which, for the avoidance of doubt, means a Consolidated EBT loss of not greater than $1,000,000 for such period); and (B) at the end of any fiscal quarter for the period of the four most recent consecutive fiscal quarters then ended (treated as a single accounting period) to be less than $0.

10.4.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio at the end of any Reference Period ending during any period described in the table set forth below to exceed the ratio set forth opposite such period in such table:

Period	Ratio
Closing Date – November 22, 2004	1.50:1.00
Any time thereafter	1.00:1.00

10.5.  Minimum Liquidity.  The Borrower will not permit (a) the sum of Unencumbered Cash of the Borrower and Unencumbered Cash Equivalents of the Borrower to be less than (i) $4,000,000 at the end of each fiscal month ending December 31, 2003, January 31, 2004 and February 29, 2004; and (ii) $5,000,000 at the end of each fiscal month ending March 31, 2004 and thereafter; and (b) the sum of Unencumbered Cash of the Borrower and its Subsidiaries and Unencumbered Cash Equivalents of the Borrower and its Subsidiaries to be less than $10,000,000 at the end of each fiscal month of the Borrower.

11.  CLOSING CONDITIONS.

The obligations of the Banks to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

11.1.  Loan Documents.  Each of the Loan Documents other than the Foreign Stock Pledge Agreements shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks.  Each Bank shall have received a fully executed copy of each such document.

11.2.  Certified Copies of Governing Documents.  Each of the Banks shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3.  Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

11.4.  Incumbency Certificate.  Each of the Banks shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents and Subordination Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.  Validity of Liens.  The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected.  The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11.6.  Perfection Certificates and UCC Search Results.  The Agent shall have received from each of the Borrower and its Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

11.7.  Certificates of Insurance.  The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements.

11.8.  Borrowing Base Report.  The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of the Closing Date.

11.9.  Accounts Receivable Aging Report.  The Agent shall have received from the Borrower the most recent Accounts aging report of the Borrower and its Subsidiaries dated as of a date which shall be no more than fifteen (15) days prior to the Closing Date and the Borrower shall have notified the Agent in writing on the Closing Date of any material deviation from the Accounts values reflected in such Accounts aging report and shall have provided the Agent with such supplementary documentation as the Agent may reasonably request.

11.10.  Opinion of Counsel.  Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

(a)           Gray Cary Ware and Freidenrich LLP, counsel to the Borrower and its Subsidiaries; and

(b)           Bose McKinney & Evans LLP, local counsel to the Borrower and its Subsidiaries as applicable, as to matters of Indiana corporate law.

11.11.  Payment of Fees.  The Borrower shall have paid to the Banks or the Agent, as appropriate, the Fees pursuant to §§4.6, 5.1 and 5.2.

11.12.  Disbursement Instructions.  The Agent shall have received disbursement instructions from the Borrower.

11.13.  Closing Date Leverage Ratio.  The Agent shall have received evidence satisfactory to the Agent that the Borrower’s Leverage Ratio on the Closing Date does not exceed 1.00:1.00.

12.  CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Revolving Credit Loan and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.  Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12.2.  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

12.3.  Governmental Regulation.  Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

12.4.  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Banks and to the Agent and the Agent’s Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

12.5.  Borrowing Base Report.  The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with §8.4(f) and, if requested by the Agent, a Borrowing Base Report dated within five (5) days of the Drawdown Date of such Revolving Credit Loan or of the date of issuance, extension or renewal of such Letter of Credit.

12.6.  Minimum Liquidity.  The Agent shall have received evidence satisfactory to the Agent that as of the Drawdown Date the Borrower would be in compliance with §10.5(a) hereof as if such covenant were being tested as of the applicable Drawdown Date.

13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.  Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower shall fail to comply with any of its covenants contained in §§8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.12, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 9 or 10;

(d)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

(e)           any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount in excess of $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate principal amount in excess of $1,000,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)           the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;

(j)            if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)           the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $2,500,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $2,500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $2,500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l)            the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m)          there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(n)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(o)           the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary included in the Borrowing Base or any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $1,000,000;

(p)                                 a Change of Control shall occur; or

(q)           the Borrower shall at any time, legally or beneficially directly or indirectly own less than 100% of the Capital Stock of any of its Subsidiaries (other than directors’ qualifying shares);

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank..

13.2.  Termination of Commitments.  If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit, the conditions precedent to the making of such Revolving Credit Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

13.3.  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to §13.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.  No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of

Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4.  Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)           Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent’s Fee and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)           Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d)           Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.  THE AGENT.

14.1.  Authorization.

(a)           The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Banks, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b)           The relationship between the Agent and each of the Banks is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks; provided that the Agent shall act as security trustee for the benefit of the Banks as expressly set forth in the UK Pledge Agreement.

(c)           As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

14.2.  Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

14.3.  No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

14.4.  No Representations.

14.4.1.  General.  The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2.  Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §11, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower’s account shall have received notice from such Bank prior to the Closing Date specifying such Bank’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

14.5.  Payments.

14.5.1.  Payments to Agent.  A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees promptly to distribute to each Bank such Bank’s pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.  Distribution by Agent.  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.  Delinquent Banks.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks’ respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6.  Holders of Revolving Credit Notes.  The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.  Indemnity.  The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by §16.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

14.8.  Agent as Bank.  In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

14.9.  Resignation.  The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Majority Banks, with the consent of the Borrower (so long as no Default or Event of Default shall have occurred and be continuing), such consent not to be unreasonably withheld, shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by S&P.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

14.10.  Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Agent (irrespective of whether the principal of any Revolving Credit Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving

Credit Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under §§2.2, 4.6, 5.1, 5.2 and 16.2) allowed in such proceeding or under any such assignment; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, nevertheless to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under §§2.2, 4.6, 5.1, 5.2 and 16.2.

(c)           Nothing contained herein shall authorize the Agent to consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Bank or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding or under any such assignment.

14.11.  Notification of Defaults and Events of Default.  Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof.  The Agent hereby agrees that upon receipt of any notice under this §14.11 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

14.12.  Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

15.  SUCCESSORS AND ASSIGNS.

15.1.  General Conditions.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of §15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2.  Assignments.  Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Revolving Credit Loans at the time owing to it); provided that:

(a)           except in the cases of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Revolving Credit Loans at the time owing to it or of an assignment to a Bank or a Bank Affiliate, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loan of the assigning Bank subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Credit Agreement with respect to the Revolving Credit Loan or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments, the Revolving Credit Loans and Reimbursement Obligations are not permitted;

(c)           any assignment of a Commitment must be approved by the Agent unless the Person that is the proposed assignee is itself a Bank with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(d)           the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.3.2, 5.7, 5.8, and 5.10 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) §16.3 notwithstanding such assignment.   Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with §15.4.

15.3.  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Revolving Credit Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be prima facie evidence of the identity of the Banks, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

15.4.  Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans owing to it); provided that (a) such Bank’s obligations under this Credit Agreement shall remain unchanged, (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such Participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest.  Subject to §15.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.3.2, 5.7, 5.8 and 5.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to §15.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Bank, provided such Participant agrees to be subject to §16.1 as though it were a Bank.

15.5.  Payments to Participants.  A Participant shall not be entitled to receive any greater payment under §§5.3.2, 5.7 and 5.8 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of §5.3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §5.3.3 as though it were a Bank.

15.6.  Miscellaneous Assignment Provisions.  A Bank may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Bank, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Bank that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Bank from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Bank as a party hereto or affect any rights or obligations of the Borrower or Agent hereunder.

15.7.  Assignee or Participant Affiliated with the Borrower.  If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §13.1 or §13.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the

Revolving Credit Loans or Reimbursement Obligations.  If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a Participant, and such Participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §13.1 or §13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans or Reimbursement Obligations to the extent of such participation.

15.8.  New Revolving Credit Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes.  Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this §15.8, the Borrower shall deliver upon the request of the assignee Bank an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks.  The surrendered Revolving Credit Notes shall be cancelled and returned to the Borrower.

15.9.  Special Purpose Funding Vehicle.  Notwithstanding anything to the contrary contained in this §15, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time delivered by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Credit Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Revolving Credit Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Bank should retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Loan, the Granting Bank shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof.  The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Revolving Credit Loan were made by the Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Revolving Credit Loan Maturity Date, or, as applicable, the Term Loan Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this §15.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrower or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loans to its Granting Bank or to any financial institutions (consented to by the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Revolving Credit Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Revolving Credit Loans and (B) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans (other than financial statements referred to in §§7.4 or 8.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.  In no event shall the Borrower be obligated to pay to an SPC that has made a Revolving Credit Loan any greater amount than the Borrower would have been obligated to pay under this Agreement if the Granting Bank had made such Revolving Credit Loan.  An amendment to this §16.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

16.  PROVISIONS OF GENERAL APPLICATIONS.

16.1.  Setoff.  The Borrower hereby grants to the Agent and each of the Banks a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or such Bank or any Bank Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.  ANY AND ALL RIGHTS TO REQUIRE ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Banks agree with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2.  Expenses.  The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent’s or any Bank’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent or any Bank which is a Bank on the Closing Date incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Agent, any Bank which is a Bank on the Closing Date, or any of their respective affiliates incurred by the Agent, or such Bank, or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Agent’s relationship with the Borrower or any of its Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings.  The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.

16.3.  Indemnification.  The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.  In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4.  Treatment of Certain Confidential Information.

16.4.1.  Confidentiality.  Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Banks or the Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Banks, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Bank Affiliate or a Subsidiary or affiliate of the Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the consent of the Borrower.  Moreover, each of the Agent, the Banks and any Financial Affiliate is hereby expressly permitted by the Borrower to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Bank or such Financial Affiliate and, for such purpose, the Agent, such Bank or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses. Notwithstanding anything herein to the contrary, the Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Revolving Credit Loans, Letters of Credit and transactions contemplated hereby.

16.4.2.  Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

16.4.3.  Other.  In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries.  The obligations of each Bank under this §16.4 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Bank.

16.5.  Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

16.6.  Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered by hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service with a receipt or other tangible written evidence confirming such delivery, addressed as follows:

(a)           if to the Borrower, at 15378 Avenue of Science, San Diego, California  92129-3407, Fax No. 858-716-3770 and 858-716-3771, Attention: Linster W. Fox and Paul Najan, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)           if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Technology and Communications, with a copy to 435 Tasso Street, Suite 250, Palo Alto, California  94301, Fax No. 650-853-1425 Attention:  Gregory Roux, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c)           if to any Bank, at such Bank’s address set forth on Annex A hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

16.7.    Governing Law.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §16.6.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8.  Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9.  Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10.  Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.11.  Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY BANK RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.12.  Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Bank directly affected thereby:

(i) reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Revolving Credit Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto);

(ii) increase the amount of such Bank’s Commitment or extend the expiration date of such Bank’s Commitment;

(iii) postpone or extend the Revolving Credit Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Bank (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.11.2, (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations and (C) any modifications of the provisions relating to amounts, timing or application of prepayments of Revolving Credit Loans and other Obligations, including under §3.2.2 (and including any change to the mandatory Commitment reduction provided in §3.2.2) shall require only the approval of the Majority Banks); and

(iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if the Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Majority Banks);

(b) without the written consent of all of the Banks, amend or waive this §16.12 or the definition of Majority Banks (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Revolving Credit Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Majority Banks shall require only the approval of the Majority Banks);

(c) without the written consent of the Agent, amend or waive §14, the amount or time of payment of the Agent’s Fee or any Letter of Credit Fees payable for the Agent’s account or any other provision applicable to the Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

16.13.  Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

17.  TRANSITIONAL ARRANGEMENTS.

17.1.  Original Credit Agreement Superseded.  This Credit Agreement shall, on the Closing Date, supersede the Original Credit Agreement in its entirety, except as expressly provided in this §17.  On the Closing Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, the “Revolving Credit Loans” as defined in the Original Credit Agreement shall be converted to Revolving Credit Loans as defined herein, and all outstanding letters of credit issued by the Agent for the account of the Borrower prior to the Closing Date shall, for purposes of this Credit Agreement, be Letters of Credit hereunder.

17.2.  Return and Cancellation of Notes.  As soon as reasonably practicable after its receipt of its Revolving Credit Notes hereunder on the Closing Date, the Banks will promptly return to the Borrower, marked “Substituted” or “Cancelled”, as the case may be, any promissory notes of the Borrower held by the Banks pursuant to the Original Credit Agreement.  In addition, the Agent will request that any “Bank” under the Original Credit Agreement which is not a Bank hereunder promptly return to the Borrower, marked “Cancelled” any promissory notes of the Borrower held by such Person pursuant to the Original Credit Agreement.

17.3.  Interest and Fees Under Superseded Agreement.  All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date.  Commencing on the Closing Date, the Commitment Fee shall be payable by the Borrower to the Agent for the account of the Banks, in accordance with §2.2 hereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

ANACOMP, INC.

By:
Name:
Title:

FLEET NATIONAL BANK, individually and as Agent

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.

By:
Name:
Title:

Annex A

Banks/Commitments

Banks	Commitment	Commitment Percentage
Fleet National Bank 100 Federal Street Technology & Communications Boston, Massachusetts 02110 Attention: Gregory Roux, Managing Director Telephone: 650-470-4180	$12,500,000.00	55.555556%

Union Bank of California, N.A. 530 B Street, 4th Floor San Diego, California 92101 Attention: Douglas S. Lambell, Vice President Telephone: 619-230-3029	$10,000,000.00	44.444444%

Totals	$22,500,000.00	100%